Exhibit 99.1

NEWS from:

STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact: Ted C. Jones Director - Investor Relations (713) 625-8014

FOR   RELEASE  AT  6AM CDT

Stewart Reports Earnings for Second Quarter

HOUSTON, July 28, 2005 -- Stewart Information Services Corporation (NYSE: STC) today reported results for the quarter ended June 30, 2005.  Revenues for the three-month period ended June 30, 2005 were $651 million, the highest in the company’s history, and an increase of 15 percent over the $565 million reported in the same period last year.  Net earnings were $37.2 million, or $2.04 per diluted share, for the three months ended June 30, 2005, versus net earnings of $30.0 million, or $1.65 per diluted share, for the second quarter of 2004.

Total revenues for the first half of 2005 were $1.2 billion, up 13 percent from the same period a year ago. Earnings for the first six months totaled $47.9 million, or $2.63 per diluted share, versus $41.1 million, or $2.26 per diluted share, for the first six months of 2004.

Book value per share increased 7 percent to $41.06 at June 30, 2005 from December 31, 2004.  The increase was attributable to the earnings for the first six months of 2005.

Order counts for the quarter and the month ended June 30, 2005 were up 9 percent and 22 percent, respectively, from the same periods a year ago, adjusted for the number of working days.

The increase in revenues and transactions handled in the second quarter of 2005 over the same period in 2004 resulted primarily from a lower interest rate environment. The company’s pretax profit margin percentage also increased.  Acquisitions made by the company since the second quarter of 2004 contributed to the higher profit margin. Employee costs and other expenses increased at rates less than the increase in revenues, also improving the margin. While technology costs could have been maintained at previous levels, the company believes its on-going investment in  technology provides potential for growth in its future profits, productivity and market share.

 “Low interest rates, a robust economy and strong demographic demand all contributed to setting record housing sales and commercial property transactions,” said Malcolm S. Morris, co-chief executive officer and chairman of the board.  “Our commercial title operations continue posting impressive growing revenues and profitability.

“The State of Texas has enacted legislation, effective September 1, 2005, that will reduce the statutory premium reserve requirements,” added Morris.  “The change does not directly impact amounts reported for our earnings or loss reserves under U.S. generally accepted accounting principles.  However, based on 2004 amounts, the change would have freed up $32 million in low-risk and low-yield statutory reserve investments, making this portion of our future cash flow available for other uses.”   Complete details and a history of House Bill 885 can be viewed at www.capitol.state.tx.us, selecting 79th Regular Session-2005, then entering HB885.

“We continued our systematic acquisition process in strategically located markets and acquired four title agencies in the past quarter,” said Stewart Morris, Jr., co-chief executive officer and president.  “In the second quarter of 2005 we completed or announced title agency acquisitions in Colorado, South Dakota, Wisconsin and California.”

In addition, Stewart continued international expansion with the establishment of Stewart Title Eastern Caribbean in Anguilla, British West Indies.  This office joins a growing network of Latin American and Caribbean operations, providing both international and local purchasers and lenders with title and related transaction services.  English, Spanish, French and Dutch languages are predominant in the eastern Caribbean.

“The rapid growth of SureClose®, our paperless working platform, recently generated the one-millionth transaction, making it one of  the most utilized transaction management systems in the industry,” added Morris.  “This system not only provides truly magnificent 24/7 service to our customers but also increases our own productivity and effectiveness.  This is an investment that is just now starting to realize its potential in our operations as customers and associates begin using SureClose in their daily operations.

“Stewart’s real estate information data portal, www.propertyinfo.com, serves our internal and external customers by providing real estate information access, integrated applications and online product distribution,” added Morris.  PropertyInfo.com brings together the inclusive information and integrated tools that real estate and title professionals need on a daily basis: public records, aerial imagery, maps, search and extraction tools, editable reports and documents, and production applications that save title and real estate agents and their customers, time and resources. Users have access to parcel-level and spatial data and images from a single web site.  The portal contains both owned and third-party data and integrated processing applications, allowing greater efficiencies that can result in higher production volume without added overhead.

          Stewart Information Services Corporation is a technology driven, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 8,000 policy-issuing offices and agencies in the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

          This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

###

Stewart Information Services Corporation

	Three months ended June 30

	2005	2004

Revenues	$651,079,000	$565,456,000
Net earnings	$37,227,000	$29,961,000
Average shares – diluted	18,227,000	18,192,000
Earnings per share:
Basic	$2.05	$1.66
Diluted	$2.04	$1.65

	Six months ended June 30

	2005	2004

Revenues	$1,162,041,000	$1,030,348,000
Net earnings	$47,893,000	$41,101,000
Average shares – diluted	18,226,000	18,187,000
Earnings per share:
Basic	$2.64	$2.27
Diluted	$2.63	$2.26

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended June 30		Six months ended June 30

	2005	2004	2005	2004

Revenues
Title insurance:
Direct operations	278,941	241,578	491,815	424,112
Agency operations	341,500	300,595	615,185	558,482
Real estate information services	20,688	17,711	38,315	35,326
Investment income	7,149	5,170	13,457	10,322
Investment and other gains - net	2,801	402	3,269	2,106

	651,079	565,456	1,162,041	1,030,348
Expenses
Amounts retained by agencies	279,637	245,403	503,224	455,455
Employee costs	173,873	152,453	329,490	286,803
Other operating expenses	91,967	81,747	172,964	155,728
Title losses and related claims	30,213	25,807	52,344	45,087
Depreciation and amortization	8,244	8,282	16,050	15,258
Interest	778	272	1,395	490
Minority interests	5,597	3,860	8,520	6,008

	590,309	517,824	1,083,987	964,829
Earnings before taxes	60,770	47,632	78,054	65,519
Income taxes	23,543	17,671	30,161	24,418

Net earnings	37,227	29,961	47,893	41,101

Average number of diluted shares (000)	18,227	18,192	18,226	18,187
Earnings per share - diluted	2.04	1.65	2.63	2.26

Segment information:
Title revenues	630,391	547,745	1,123,726	995,022
Title pretax earnings	57,861	46,417	74,073	63,070
REI revenues	20,688	17,711	38,315	35,326
REI pretax earnings	2,909	1,215	3,981	2,449
Selected financial information:
Cash flow from operations	73,082	58,273	87,369	84,810
Title loss payments – net of recoveries	16,906	20,039	33,441	32,979
Other comprehensive income (loss) - net of taxes	3,982	(10,046)	(1,145)	(8,373)
Number of title orders opened (000):
April	76.3	79.4
May	80.0	69.6
June	88.8	72.7

Quarter	245.1	221.7

	June 30 2005	December 31 2004

Stockholders’ equity	744,626	697,313
Number of shares outstanding (000)	18,135	18,121
Book value per share	41.06	38.48

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	June 30 2005	December 31 2004

Assets
Cash and cash equivalents	119,610	121,383
Short-term investments	201,852	181,195
Investments – statutory reserve funds	429,824	401,814
Investments – other	80,924	68,793
Receivables	86,723	80,277
Property and equipment	85,379	83,391
Title plants	55,548	52,679
Goodwill	146,424	124,636
Intangible assets	16,728	16,988
Other assets	60,685	62,197

	1,283,697	1,193,353

Liabilities
Notes payable	64,840	49,930
Accounts payable and accrued liabilities	103,833	101,544
Estimated title losses	319,667	300,749
Deferred income taxes	33,963	29,335
Minority interests	16,768	14,482

	539,071	496,040
Contingent liabilities and commitments
Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	144,700	144,135
Retained earnings	591,188	543,295
Accumulated other comprehensive earnings	12,643	13,788
Treasury stock	(3,905)	(3,905)

Total stockholders’ equity	744,626	697,313

	1,283,697	1,193,353

July 28, 2005